Exhibit 3.8

                            CERTIFICATE OF AMENDMENT
                          TO ARTICLES OF INCORPORATION
                                       OF
                        P.D.C INNOVATIVE INDUSTRIES, INC.
                              a Nevada Corporation

         The Articles of Incorporation of P.D.C. Innovative Industries, Inc., a Nevada corporation, (the "Corporation") are hereby amended as follows:

         By resolution of the Board of Directors adopted at a special meeting of the Board of Directors held on December 2, 2003, the Board resolved to: (i) effect a reverse stock split of the Corporation's issued and outstanding common stock by which every twenty (20) shares of issued and outstanding common stock before the split would become one (1) share of issued and outstanding common stock after the split and (ii) increase the maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time to 210,000,000 shares of capital stock consisting of 200,000,000 shares of common stock, par value $.001 per share, post-split (with any fractional shares post-split being rounded up to the next whole share) and 10,000,000 shares of preferred stock, par value $.001 per share.

         By reason of an action of stockholders taken by written consent on December 2, 2003, the holders of a majority of the then issued and outstanding shares of the common stock of this Corporation approved the reverse stock split and increase in the maximum number of shares that the Corporation shall be authorized to issue and have outstanding at any one time as further described below.

         Therefore, the Articles are amended as follows:

         Article 3 is hereby amended to read as follows:

         CAPITAL STOCK. The total number of shares of all classes of capital stock of the Corporation which the Corporation shall be authorized to issue and have outstanding at any one time shall be 210,000,000 which are to be divided into two classes as follows:

         200,000,000 shares of common stock, par value $.001 per share, post-split (with any fractional shares post-split being rounded up to the next whole share)

         10,000,000 shares of preferred stock, par value $.001 per share

         The preferred stock may be created and issued from time to time in one or more series and with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of preferred stock as may be adopted from time to time in the sole discretion by the Corporation's Board of Directors pursuant to the authority in this paragraph given.

         The following amendment is also added to the Articles of Incorporation:

         The Corporation shall effect a reverse stock split of the Corporation's issued and outstanding common stock by which every twenty (20) shares of issued and outstanding common stock before the split would become one (1) share of issued and outstanding common stock after the split.

         The effective date of this Certificate of Amendment to the Articles of Incorporation shall be January 5, 2003.

Dated: December 22, 2003

                                    /s/ Michael Hiler
                                    -----------------------
                                    Michael Hiler, Chief Executive Officer

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

         ----------------------------------------------
         CERTIFICATE OF CORRECTION
         (PURSUANT TO NRS 78, 78A, 80, 81,
         82, 84, 86, 87, 88, 88A, 89 and 92A)
         ----------------------------------------------
                                                              ABOVE SPACE IS FOR
                                                                 OFFICE USE ONLY

Important: Read attached instructions before completing form.

                           CERTIFICATE OF CORRECTION
                           -------------------------
     (PURSUANT TO NRS 78, 78A, 80, 81, 82, 84, 86, 87, 88, 88A, 89 AND 92A)

1.  The name of the entity for which correction is being made:
    P.D.C. Innovative Industries, Inc.

2.  Description of the original document for which correction is being made:
    Certificate of Amendment to Articles of Incorporation

3.  Filing date of the original document for which correction is being made:
    12/31/03.

4.  Description of the inaccuracy or defect.
    The last paragraph of the Certificate of Amendment erroneously reads "The effective date of this Certificate of Amendment to the Articles of Incorporation shall be January 5, 2003," and should have read "January 5, 2004."

5.  Correction of the inaccuracy or defect.
    The last paragraph shall be corrected to now read "The effective date of this Certificate of Amendment to the Articles of Incorporation shall be January 5, 2004."

6.  Signature:

    /s/ Michael C. Hiler             Chief Executive Officer        1/5/04
    ------------------------         -----------------------        ------
        Authorized Signature                 Title *                 Date

*If entity is a Corporation, it must be signed by an Officer if stock has been issued, OR an Incorporator or Director if stock has not been issued; a Limited-Liability Company, by a manager or managing members; a Limited Partnership or Limited-Liability Limited Partnership, by a General Partner; a Limited-Liability Partnership, by a Managing Partner; a Business Trust, by a Trustee.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees.  See attached fee schedule

                                    Nevada Secretary of State AM Correction 2003
                                                            Revised on: 10/24/03